Exhibit 10.8

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

(203) 244-6550

REVISED

December 1, 2010

Mr. Greg Mullins

19528 Dawnshire Drive

Riverview, MI 48193

Dear Greg:

I am pleased to outline in this letter the offer of employment on behalf of Northern Tier Energy LLC (the “Company” or “NTE”) contingent upon NTE completing the acquisition of the St. Paul Park Refinery. As you know, we are in the process of building a management team to support world-class refinery operations. We are looking forward to your involvement with us during the transition period as well as you joining the Company upon closing of the transaction.

Following are the general terms of our offer

Reports To:	Hank Kuchta, President and Chief Operating Officer

Position:	President, St. Paul Park Refining Co.

Base Salary:	$275,000 annually

Incentive:	Participation in the Company’s Incentive Compensation plan. Your annual bonus target will be 65% of base salary. Annual bonuses will be distributed based on management discretion and is dependent on the company’s financial performance. Actual bonus payouts may range from zero to three times your target.

Sign-on Bonus:	You will receive a sign on bonus for $50,000.00. The first half of this bonus payable upon the close of this transaction, and the remaining half will be payable no later than 6 months from the closing date.

Management Equity:	As a Company Executive, you will be eligible to participate in the Company’s Management Equity program. This equity program is designed to include a grant of 800,000 options linked to return hurdles. The options will be made up of 200,000 Tier I options, 300,000 Tier II Options, and 300,000 Tier III options. The options vest ratably over five years (20% per year).

Specific details of the Management Equity program will be provided in the “Limited Partnership Agreement of NTI Management Company” under separate cover.

Optional Investment:	We are offering the opportunity for you to invest your own money up to $275,000 (1.0x base salary) to receive additional equity in the Company. Should you decide to make this optional investment, the money needs to be received within 30 days of your start date.

Benefits:	The Company currently plans to institute, and you would be eligible for, employee programs provided by the Company to other employees at the Refinery. Summary information regarding these benefits will be provided. You will be eligible to enroll in benefits as soon as they may be instituted by NTE. NTE plans to put in place a benefits package that will include medical, dental, vision, life and supplemental life insurance, short-term and long-term disability benefits and a retirement savings plan (401(k) program).

Vacation:	Five weeks per year with further increases pursuant to the vacation policy to be established by the Company.

Start Date:	The effective date of the closing of the SPP acquisition.

You agree that you will not publicize this letter directly, either in specific or as to general content, to either the public generally, to any employee or consultant of the Company or its subsidiaries, to Marathon Petroleum Company, or to any other person or entity, except to the extent you might be lawfully compelled to give testimony by a court of competent jurisdiction. Your agreement to keep confidential the terms of this letter extends to all persons other than your immediate family and those attorneys, accountants and other advisors who have a legitimate need to know the terms in order to render professional advice or services to you; otherwise, you agree not to identify or reveal any other terms of this letter except as otherwise provided above; provided however, you acknowledge that the Company may be required to make the terms of this letter public due to SEC or other legal requirements, and such disclosure shall not relieve you of any obligations undertaken by you in this paragraph.

You will be an important addition to the NTE Team and look forward to continuing to work with you on the many opportunities that face our Company and our employees. If you have any questions, please give me a call at 203-947-4043.

Regards,

/s/ Hank Kuchta

Hank Kuchta

President and Chief Operating Officer